Exhibit 99.3
For Immediate Release
United Tote service agreement with Churchill Downs extended to 2010
Youbet subsidiary to expand award winning wagering
technology for Kentucky Derby
Woodland Hills, CA, April 24, 2007 — United Tote, a subsidiary of Youbet.com, Inc. (NASDAQ:UBET), announced today that its totalizator service contract with Churchill Downs, Inc. has been renewed to 2010. Financial terms were not disclosed.
United Tote has been providing tote services to Churchill since 1993 and on May 5th the two companies will together host their 14th consecutive Kentucky Derby. Last year, the Youbet subsidiary handled more than $175 million in wagers on Derby day, including $25 million in on- track bets placed by the 150,000 fans who attended last year’s race.
With the extension, United Tote will deploy an additional 300 E Series terminals featuring the innovative EnterBetTM wagering interface which gives fans access to self service wagering and video replays. In all, the company will have about 1900 terminals on site for the Kentucky Derby, including 400 of their award-winning F4TM terminals that provide fast and secure wagering access for teller operated or self service betting. Both terminal types enable cashless and paperless wagering transactions through the use of United Tote’s FastbetTM account system.
The Churchill-United Tote business relationship has spanned four Breeders’ Cups (1994, 1998, 2000 and 2006). Churchill was also the site where United Tote launched Fanta-Bet, its highly successful on-site fantasy wagering game.
United Tote recently moved its Eastern Operations center to Louisville, home city of Churchill Downs, where the company now conducts its International business and houses its equipment maintenance, repair and warehousing facilities.
United Tote Company was acquired by Youbet.com, Inc. in 2006. It is a leading developer and marketer of innovative, fan friendly pari-mutuel wagering technology. The company does business on three continents: Asia, North and South America.
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Contacts:
United Tote	Integrated Corporate Relations	Beacon Advisors
Jeff True, President	Bill Schmitt	Hud Englehart
818.668.2100	203.682.8200	513.533.4800